Subject: Recommendation to Reject Unsolicited Tender Offer

Notice

Hines | Securities

Hines Global REIT

Unsolicited Tender Offer Being Made For Your Clients' Shares

The Hines Global REIT board of directors recommends that your clients reject the offer from Everest.

Your clients who are Hines Global REIT, Inc. ("Hines Global REIT" or the "Company") stockholders will be receiving materials shortly (if they have not already received them) from Everest REIT Investors I, LLC and Everest REIT Investors III, LLC (collectively, "Everest") containing an unsolicited offer to purchase up to 13,660,000, or approximately 5%, of the outstanding shares of common stock ("Shares") of Hines Global REIT for a price of $6.50 per Share, without interest, in cash (the "Everest Offer").

It is important to note and inform your clients that Hines Global REIT recently filed a definitive proxy statement with the Securities and Exchange Commission (the "SEC") describing how the Hines Global REIT board of directors has determined that it is in the best interest of the Company and its stockholders to sell all or substantially all of the Company's properties and assets and liquidate and dissolve the Company pursuant to a plan of liquidation and dissolution (the "Plan"). The definitive proxy statement is being mailed to your clients who are Hines Global REIT stockholders.

The Plan must be approved by the affirmative vote of the holders of at least a majority of the shares of the Company's common stock issued and outstanding and entitled to vote thereon. If the Plan is approved by the stockholders and the sale of all or substantially all of the Company's assets is successfully completed, the Company expects to make liquidating distributions to its stockholders in an aggregate amount, estimated as of April 23, 2018, of approximately $8.83 to $9.83 per Share. There can be no assurances regarding the amounts of any distributions or the timing thereof. In connection with the Everest offer, we are sending your clients a letter stating that the Hines Global REIT board of directors recommends that they reject the offer from Everest.

Below is a copy of the letter from Hines Global REIT concerning the Everest Offer that your clients will receive by mail in the next few days. We hope that you and your clients will read this letter carefully and consider the recommendation of the Hines Global REIT board of directors to reject the Everest Offer as well as the conditions, contingencies and risks associated with the decision of whether to accept or reject the Everest Offer.

View Letter from Hines Global REIT to Stockholders

For more information, call your Hines Securities Regional Director or Internal Sales Consultant at 888.446.3773 or visit www.hinessecurities.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, among others, statements about the expected benefits of the Plan, the estimated range and the timing of the payment of distributions, the expected timing and completion of the Plan, the return to be achieved by shareholders and the future business, performance and opportunities of Hines Global REIT. Forward-looking statements generally can be identified by the use of words or phrases such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "foresee," "looking ahead," "is confident," "should be," "will," "predicted," "likely," or similar words or phrases intended to identify information that is not historical in nature. These risks and uncertainties include, without limitation, unanticipated difficulties or expenditures relating to the Plan, the response of tenants, business partners and competitors to the announcement of the Plan; legal proceedings that may be instituted against the Company and others related to the Plan; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants' financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in Hines Global REIT's existing markets; reductions in asset valuations and related impairment charges; risks associated with downturns in domestic and local economies, changes in interest rates and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with Hines Global REIT's potential failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended; possible adverse changes in tax and environmental laws; and risks associated with Hines Global REIT's dependence on key personnel of Hines Interests Limited Partnership or its affiliates whose continued service is not assured. For a further list and description of such risks and uncertainties, see the reports filed by Hines Global REIT with the SEC, including Hines Global REIT's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this

communication. Hines Global REIT disclaims any intention or obligation to update or revise any forward-looking statements, whether because of new information or developments, future events or otherwise.

Additional Information

This communication is being made in respect of the proposed Plan. The proposed Plan will be submitted to the shareholders of the Company for their consideration. In connection with the proposed Plan, the Company has filed a definitive proxy statement for its annual shareholder meeting with the SEC. The definitive proxy statement has been made available to the Company's shareholders and contains information about the proposals to be voted on by the Company's shareholders at the annual meeting, including information relating to the proposed Plan. This communication does not constitute a solicitation of any vote or proxy from any shareholder of the Company. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY AND ANY OTHER RELEVANT DOCUMENTS OR MATERIALS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PLAN AND THE OTHER PROPOSALS TO BE VOTED ON BY THE SHAREHOLDERS AT THE ANNUAL MEETING. The definitive proxy statement and other relevant documents are available at no charge at the SEC's internet website, www.sec.gov. The definitive proxy statement and other relevant documents also may be obtained at no charge at the Company's website, http://www.hinessecurities.com, or by directing a written request to Hines Global REIT, Inc. at 2800 Post Oak Boulevard, Suite 5000, Houston, Texas 77056-6118, Attention: Ryan T. Sims, Chief Financial Officer and Secretary.

Participants in this Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the Plan. Information regarding the Company's directors and executive officers is included in the Company's definitive proxy statement, and is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 30, 2018, each of which can be obtained at no charge from the sources indicated above. Additional information regarding the direct and indirect interests of the Company's directors and executive officers in the Plan is included in the Company's definitive proxy statement.

Hines Global REIT is closed to new investors.

Hines Securities, Inc., Member FINRA/SIPC, was the dealer manager for Hines Global REIT's public offerings. For more information, call 888.446.3773 or visit hinessecurities.com

05/18